UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 18, 2018

BABCOCK & WILCOX ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-36876	47-2783641
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 SOUTH VAN BUREN AVENUE BARBERTON, OHIO	44203
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(330) 753-4511

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 18, 2018, the Board of Directors of Babcock & Wilcox Enterprises, Inc. (the “Company”) appointed Kenny Young as the Company’s Chief Executive Officer, effective immediately. Mr. Young, age 54, has served as the President of B. Riley Financial, Inc. (“B. Riley”), a provider of collaborative financial services and solutions, since July 2018, and as Chief Executive Officer of B. Riley’s subsidiary, B. Riley Principal Investments, since October 2016. From August 2008 to March 2016, Mr. Young served as the President and Chief Executive Officer of Lightbridge Communications Corporation (f/k/a LCC International, Inc.) (“LCC”), a provider of integrated end-to-end solutions for wireless voice and data communications networks. Mr. Young has served as a member of the boards of directors of Globalstar, Inc. since 2015, Orion Energy Systems, Inc. since 2017, Liberty Tax, Inc. since 2018 and bebe stores, inc. since 2018. Mr. Young previously served as a member of the boards of directors of B. Riley from 2015 to 2016 and Standard Diversified Opportunities Inc. from 2015 to 2017.
Mr. Young will continue to receive his salary and benefits from B. Riley. Pursuant to a consulting agreement between the Company and an affiliate of B. Riley, the Company will pay the affiliate $62,500 per month in return for Mr. Young’s services as Chief Executive Officer. The Company also granted the affiliate of B. Riley a cash-settled stock appreciation right that generally vests after two years of service by the affiliate. After vesting, the stock appreciation right will be exercisable (i) with respect to up to 5,061,000 shares of the Company’s common stock, during the first ten business days subsequent to a calendar quarter in which the weighted average price of the Company’s common stock for such calendar quarter (the “FMV”) is at least $2.25 per share and (ii) with respect to up to an additional 3,374,000 shares of the Company’s common stock, during the first ten business days subsequent to a calendar quarter in which the FMV of the Company’s common stock for such calendar quarter is at least $2.50 per share. Upon exercise, the amount of cash to be paid will equal the product obtained by multiplying the applicable number of shares of the Company’s common stock being exercised by the difference obtained by subtracting $2.00 from the applicable FMV.
On November 18, 2018, the Board of Directors of the Company appointed Louis Salamone as Executive Vice President of Finance. The Company has indicated that Mr. Salamone is expected to transition to the role of Chief Financial Officer in the near term, at which time he would take over the role of the Company’s principal financial officer from Joel Mostrom. Mr. Salamone, age 71, has been an advisor to MDx Diagnostics, LLC, a provider of medical devices, since December 2017. From April 2013 until December 2017, Mr. Salamone served as Chief Financial Officer of CityMD, an urgent care provider. Prior to joining CityMD, Mr. Salamone was Vice President and Chief Financial Officer of OpenPeak Inc., a provider of mobile cybersecurity solutions, from April 2009 until March 2013, and Executive Vice President and Chief Financial Officer of LCC, from June 2006 until April 2009.
In connection with Mr. Young’s appointment as the Company’s Chief Executive Officer, Leslie C. Kass has stepped down as Chief Executive Officer and a member of the Company’s Board of Directors, effective immediately. Upon execution of a mutually acceptable separation agreement, Ms. Kass will be entitled to payments under the Company’s Executive Severance Plan and the terms of the separation agreement, consisting generally of salary continuation for 52 weeks of base salary, financial planning services and outplacement services for 12 months. The terms of the Company’s Supplemental Retirement Plan (“SERP”) will govern the benefits that Ms. Kass is entitled to under the SERP, and her outstanding equity awards will be governed by the respective terms of the Company’s equity plan and equity award agreements.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BABCOCK & WILCOX ENTERPRISES, INC.

November 23, 2018	By:	/s/ J. André Hall
J. André Hall
Senior Vice President, General Counsel and Corporate Secretary

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